EXHIBIT 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Fulton Financial Corporation on Form S-4 of our report dated January 31, 2003, which appears in the annual report on Form 10-K of Resource Bankshares Corporation and Subsidiaries for the year ended December 31, 2002, and to the reference to us under the heading “Experts”.

/s/ Goodman & Company, L.L.P.

Norfolk, Virginia

January 14, 2004